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                          EAGLE HARDWARE & GARDEN, INC.
               COMPUTATION OF NET INCOME PER SHARE - EXHIBIT 11.1
                          [000, EXCEPT PER SHARE DATA]
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                                                         [UNAUDITED]                 [UNAUDITED]
                                                       13 WEEKS ENDED               39 WEEKS ENDED
                                                  -------------------------   -------------------------
                                                  OCTOBER 25,   OCTOBER 27,   OCTOBER 25,   OCTOBER 27,
                                                     1996          1995          1996          1995
                                                  ------------  ------------  ------------  ------------
Net income as reported                                 $7,591        $2,473       $18,620        $9,706
                                                  ------------  ------------  ------------  ------------
                                                  ------------  ------------  ------------  ------------

Net income used for primary
  computation                                          $7,591        $2,473       $18,620        $9,706

Add (where dilutive):
    Tax effected interest and amortization
    of debt expense on convertible debt                   921           922         2,765         2,766
                                                  ------------  ------------  ------------  ------------

Net income used for fully
  diluted computation                                  $8,512        $3,395       $21,385       $12,472
                                                  ------------  ------------  ------------  ------------
                                                  ------------  ------------  ------------  ------------

Weighted average number of
  common shares outstanding                            25,538        22,868        23,794        22,851

Add (where dilutive):
    Assumed exercise of those
    options that are common stock
    equivalents net of treasury
    shares deemed to have been
    repurchased                                           517           261           423           243
                                                  ------------  ------------  ------------  ------------

Weighted average number of
  common and common equivalent
  shares outstanding, used for
  primary computation                                  26,055        23,129        24,217        23,094

Add (where dilutive):
    Shares applicable to stock options
    in addition to those used in primary
    computation due to the use of
    period-end market price when
    higher than average price                              61             1            41             4

    Assumed exercise of
    convertible debt                                    4,790         4,792         4,791         4,792
                                                  ------------  ------------  ------------  ------------

Adjusted shares outstanding used
  for fully diluted computation                        30,906        27,922        29,049        27,890
                                                  ------------  ------------  ------------  ------------
                                                  ------------  ------------  ------------  ------------

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